CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 6, 2012, of Medical Hospitality Group, Inc. (a development stage company) relating to the financial statements as of December 31, 2011 and March 31, 2011, and for the nine month period ended December 31, 2011 and for the period from January 18, 2011 (Inception) through December 31, 2011, which appears in Amendment No.10 to the registration statement on Form S-11 of the Medical Hospitality Group, Inc.

We consent to the reference to our firm under caption "Experts" in this amended registration statement.

/s/ Chapman, Hext & Co., P.C.

Chapman, Hext & Co., P.C.

Richardson, Texas

December 20, 2012